AXIM BIOTECHNOLOGIES, INC.

COMPENSATION COMMITTEE CHARTER

I. PURPOSE

The Compensation Committee ("**Compensation Committee**") of the Board of Directors (the "**Board**") of AXIM Biotechnologies, Inc. (the "**Company**") is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's Chief Executive Officer (the "**CEO**") and other executive officers (the "**Senior Executives**"). The Committee has overall responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they affect the CEO and the Senior Executives.

The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company's proxy statement.

II. COMMITTEE MEMBERSHIP

The Compensation Committee shall consist of two or more members. The members of the Compensation Committee shall, except as otherwise permitted by the applicable rules and regulations of the NASDAQ Global Market ("**NASDAQ**"), satisfy the independence requirements with respect to compensation committees.

At least two members of the Compensation Committee shall also qualify as "outside directors" within the meaning of Internal Revenue Code § 162(m) and as "non-employee directors" within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended.

III. RESPONSIBILITIES AND DUTIES

1. The Compensation Committee shall have the authority, in its sole discretion, to retain and terminate any compensation consultant, provided the compensation consultant meets any applicable requirement to be independent under applicable rules and regulations of NASDAQ and the Securities and Exchange Commission ("**SEC**") to be used to assist it in the evaluation of CEO or Senior Executive compensation. The Compensation Committee shall also have authority, in its sole discretion, to obtain advice and assistance from internal or external legal counsel, accounting or other advisors. The Compensation Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisor it retains. Prior to retaining any compensation consultant, legal counsel or other advisor, the Compensation Committee must take into consideration the following six factors relevant to such consultant or advisor's independence from Company management:

(i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor;

(ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

(iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

(iv) any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the compensation committee;

(v) any stock of the company owned by the compensation consultant, legal counsel or other advisor; and

(vi) any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the adviser with the CEO or other Senior Executive.

2. The Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee.

3. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and recommend to the Board the CEO's overall compensation levels based on this evaluation. In evaluating the incentive components of CEO compensation, the Compensation Committee shall consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. Notwithstanding the foregoing, if any grant or award to the CEO is intended to qualify for the performance-based compensation exemption from the limitations on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code or any successor thereto, the Compensation Committee, or any independent subcommittee thereof, rather than the Board, shall approve such award, but it may refer such award to the Board for ratification.

4. The Compensation Committee shall, at least annually, review and approve the annual base salaries and annual incentive opportunities of the CEO and the Senior Executives. In addition, periodically and as and when appropriate, the Compensation Committee shall review and approve the following as they affect the CEO and the Senior Executives: (a) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (b) any employment agreements and severance arrangements; and (c) any change in control agreements and change-in-control provisions affecting any elements of compensation and benefits. In addition, the Compensation Committee shall receive periodic reports on the Company's compensation programs as they affect all employees. Finally, the Compensation Committee shall review and approve any special or supplemental compensation and benefits for the CEO and the Senior Executives and persons who formerly served as the

CEO and/or as Senior Executives, including supplemental retirement benefits and the perquisites provided to them during and after employment.

5. The CEO may not be present during voting or deliberations on his or her compensation.

6. The Compensation Committee shall monitor the Company's compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and with all other applicable laws affecting employee compensation and benefits.

7. The Compensation Committee will monitor and evaluate matters relating to the compensation and benefits structure of the Company as the Compensation Committee deems appropriate, including: (a) provide guidance to senior management on significant issues affecting compensation philosophy or policy, and (b) evaluate whether the risks arising from the Company's compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company.

8. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

9. The Compensation Committee shall regularly meet and make regular reports to the Board or upon the request of the Board.

10. The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

11. The Compensation Committee shall annually review its own performance.